Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS IMPROVED PROFITABILITY

IN 2004 SECOND QUARTER

Richmond, Virginia, July 29, 2004 - Massey Energy Company (NYSE:MEE) today reported results for its second quarter ended June 30, 2004. “We are pleased with our operating results this quarter, which are in line with our previous projections,” said Don L. Blankenship, Massey’s Chairman and CEO. “We benefited from the continuation of strong coal market pricing, offset somewhat by railroad transportation issues and cost pressures.”

The Company reported that produced coal revenues of $386.7 million in the second quarter increased 19% over the $325.3 million recorded in the comparable period in 2003. Net income of $12.6 million, or $0.17 per share ($0.16 per diluted share) in the second quarter of 2004 represented a significant improvement over the second quarter of 2003 after-tax loss of $2.2 million, or $0.03 per share. Included in the second quarter 2004 net income was an adjustment of $8.4 million pre-tax, or $0.07 per share, to increase the legal accrual, including accrued interest, related to the August 1, 2002 Harman jury verdict. Excluding this adjustment, the Company’s net income for the second quarter was $17.7 million, or $0.24 per share. Improved realized margins in the second quarter resulted in EBITDA of $81.3 million, an increase of 60% over second quarter 2003 EBITDA of $50.8 million. As a result of the shipping issues experienced in the quarter, the Company’s produced coal sales of 10.6 million tons were lower than originally projected and 2% lower than last year’s second quarter sales. However, the Company produced 11.1 million tons during the second quarter, compared to 10.7 million tons in the second quarter of 2003, an increase of 4%.

“All indications are that strong coal pricing will continue,” said Blankenship. The issues contributing to the improved environment for the Company’s coal include the following:

•	the high price of natural gas in the U.S.;

•	the economic recovery in the U.S.;

•	the continuing growth in coal demand in China, India and other Pacific Rim countries;

•	the production barriers in Central Appalachia, including regulatory rulings, higher costs and transportation issues, which have resulted in the continuing decline in coal supply;

•	the low utility coal stockpiles in the Eastern U.S.; and

•	the instability of existing Central Appalachian supply as bankruptcy reorganization plans result in mine closure announcements.

“As one of the few financially strong and growing producers in Central Appalachia, we continue to believe that Massey remains uniquely well-positioned to take advantage of these factors over the next several years,” said Blankenship. “We believe that the combination of our reserves, infrastructure, equipment, workforce, permit status and low legacy costs – as well as our strong presence in both the metallurgical and steam coal markets - remain unmatched in the industry.”

Massey reported that its average realized price per ton for the quarter of $36.52 was 21% higher than the average price of $30.14 reported in the prior year period due to improved market pricing and a higher proportion of metallurgical and industrial tons sold. Costs and shipments during the quarter were negatively impacted by the continuation of poor railroad service, heavy rains that caused flooding and power outages at a number of the Company’s mines in West Virginia, some longwall productivity issues, the continuation of an extremely tight labor market, and continuing regulatory impediments. Cash costs during the quarter were further impacted by higher labor and supply costs, including increased diesel fuel and steel prices, higher costs of processing more metallurgical coal and higher sales-related expenses tied to coal price realization, as well as a portion of the legal accrual adjustment. The single most significant increase in expense was attributable to higher stock-based compensation accruals as the Company’s common stock price rose by over 25% during the quarter.

For the six months ended June 30, 2004, produced coal revenues increased by 16% to $729.2 million from $628.3 million in the comparable period in 2003. Net income totaled $10.4 million, or $0.14 per share, in the 2004 six-month period, compared to an after-tax loss of $19.7 million, or $0.27 per share, in the first six months of 2003. Included in the net income for the 2004 six-month period was the adjustment of $8.4 million pre-tax, or $0.07 per share, to increase the legal accrual, including accrued interest, related to the August 1, 2002 Harman jury verdict. Excluding this adjustment, the Company’s net income for the first six months was $15.5 million, or $0.21 per share. The loss in 2003 included an after-tax non-cash charge of $7.9 million, or $0.11 per share, to record the cumulative effect of an accounting change resulting from the adoption of SFAS 143. Prior to that charge, the Company reported an after-tax loss of $11.8 million or $0.16 per share, for the first six months of 2003. EBITDA of $135.5 million in the first half of 2004 increased by 54% from $88.1 million in the first half of 2003. Produced coal sales were 20.7 million tons for the first six months of both 2004 and 2003. The Company reported that it produced 21.4 million tons during the six months in 2004, a slight increase over the 21.1 million tons produced in the first six months of 2003.

“We are disappointed by the fact that we are still shipping below our expectations,” said Blankenship. “While we still plan to produce approximately 45 million tons this year, we now believe we will ship between 43 and 45 million tons, including 12 to 13 million tons of metallurgical coal.” Exports to date total 3.6 million tons and the Company projects total 2004 exports of 7 to 8 million tons, compared to 2.6 million tons exported in the first six months of 2003 and 5 million tons exported for the full year in 2003. Per ton realization for 2004 is expected to average between $36.00 and $36.50 and the Company projects EBITDA for the full year of between $280 and $320 million.

Massey ended the second quarter with available liquidity of $286.0 million, including $61.6 million available on its asset-based revolving credit facility and $224.4 million in cash. During the quarter, the Company closed its private offering of $175 million in 2.25% Convertible Senior Notes due April 1, 2024. The proceeds of this offering were partially utilized to reduce outstanding higher-cost debt, including $36.3 million principal amount of 6.95% Senior Notes, $25 million principal amount of 6.625% Senior Notes and approximately $15 million in operating leases and other long-term obligations. Total debt at the end of the quarter was $932.2 million and total debt-to-book capitalization ratio was 54.8% at June 30, 2004, an increase from 50.9% at December 31, 2003. After deducting available cash of $224.4 million and restricted cash of $105.0 million that supported letters of credit, net debt totaled $602.8 million. Total net debt-to-book capitalization was 43.9% at June 30, 2004 compared to 42.3% at December 31, 2003.

The Company reported that on June 30, 2004, the trial judge in the Circuit Court of Boone County, West Virginia denied the Company’s motion to eliminate or reduce punitive damages in the Harman verdict. “We were disappointed to learn of the judge’s decision to rule against our motion,” said Blankenship, “We still believe punitive damages are inappropriate.” The Company reported that it continues to wait for rulings from the Court on its other post-trial motions. “In the meantime, however, we felt it was prudent to take a more conservative posture, given this recent ruling and the Court’s delay in ruling on the other motions, and adjust our legal reserve,” concluded Blankenship.

Subsequent to the quarter, Massey announced that it had entered into a joint venture agreement with Penn Virginia Resource Partners to own and operate end user coal handling facilities. Penn Virginia purchased a 50% interest in the joint venture from Massey for approximately $28.5 million in cash and Massey will realize a pre-tax gain of approximately $13 million. It is expected that approximately $1.7 million pre-tax, or $0.01 per share, of this gain will be recognized in the third quarter.

Given the continued coal market strength and the Company’s commitment to capacity growth and cost containment through the use of the most productive equipment, Blankenship stated that the Company had made the decision to accelerate its capital spending program. “As we have stated previously, the majority of our expansion capital spending will focus on surface mining, where we have the opportunity to lower our costs and where we are less labor constrained,” said Blankenship. Increasing its surface-mined steam coal production is also central to the Company’s strategy to free more high-priced metallurgical coal for shipment to the export market. Blankenship said the Company has accelerated as many surface mine projects as possible, but may also invest in some new underground mine capacity and new reserves. “In this environment, our goal is to achieve measured capacity growth and generate rapid rates of return on our investment,” Blankenship said.

Capital expenditures, which totaled $89.8 million in the second quarter of 2004 versus $34.3 million in the second quarter of 2003, were $171.1 million for the first six months of 2004, compared to $51.6 million for the first six months of 2003. Total capital spending is now estimated at between $300 and $320 million for 2004, excluding the buyout of operating leases. Depreciation, depletion and amortization was $52.5 million in the second quarter of 2004 compared to $47.5 million in the same quarter in 2003, and is expected to total between $200 and $210 million for the full year 2004.

Sales commitments for 2005 total approximately 46 million tons, including about 31.5 million tons of priced utility and industrial steam coal, 11 million tons of priced metallurgical coal and about 3.5 million tons that are unpriced. The average price for all 2005 tons is expected to be at or above $40 per ton. The Company expects to achieve higher capacity and production levels due to its increase in capital spending and projects shipping between 48 and 50 million tons in 2005, including 14 to 15 million tons of metallurgical coal.

For 2006, commitments currently total about 22 million tons, including approximately 4 million tons that are unpriced. Commitments for 2006 priced metallurgical coal total less than 2 million tons. Sales commitments for all tons in 2007 total approximately 10 million tons.

In the third quarter of 2004, the Company expects to ship between 10.5 and 11.5 million tons at an estimated average price per ton of between $36.50 and $37.00. Massey projects earnings per share for the third quarter of between $0.10 and $0.30 and EBITDA of between $70 and $90 million. “We anticipate that the third quarter will be slightly softer than the second quarter due, as always, to the impact of miners’ vacations and also due to lower than projected production at the start of this quarter and the expected continuation of railroad shipping issues,” said Blankenship.

The Company also announced that, beginning in 2005, it would modify the guidance it provides for future financial results by eliminating quarterly guidance. “We do not believe we are serving our stockholders well by attempting to project earnings on a quarterly basis in the dynamic environment in which we are operating,” said Blankenship. “We will, however, continue to update specific factors and trends that we expect to impact our financial results, as well as projections for a variety of annual information, including our expectations for shipped tonnage by category, average per ton price realization, capital expenditures and DD&A.”

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss second quarter earnings on Friday morning, July 30, 2004, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through August 30, 2004 by dialing 866-505-9259 or 203-369-1883.

FORWARD-LOOKING STATEMENTS: The preceding release contains forward-looking statements regarding projected earnings levels, cost reductions and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2003, which was filed on March 15, 2004, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues
Produced coal revenue	$386.7	$325.3	$729.2	$628.3
Freight and handling revenue	35.7	22.6	65.0	46.6
Purchased coal revenue	20.2	26.6	42.6	53.6
Other revenue	17.8	18.9	28.8	39.5

Total revenues	460.4	393.4	865.6	768.0

Costs and expenses
Cost of produced coal revenue	302.0	283.0	586.2	555.7
Freight and handling costs	35.7	22.6	65.0	46.6
Cost of purchased coal revenue	20.4	26.6	43.8	54.2
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	51.5	46.4	101.3	92.3
Selling, general and administrative	1.0	1.1	2.1	2.3
Selling, general and administrative	17.7	8.1	29.4	17.8
Other expense	3.3	2.3	5.7	5.6

Total costs and expenses	431.6	390.1	833.5	774.5

Income (Loss) before interest and taxes	28.8	3.3	32.1	(6.5)
Interest income	1.6	1.0	3.1	2.2
Interest expense	(19.7)	(9.9)	(32.3)	(19.1)

Income (Loss) before taxes	10.7	(5.6)	2.9	(23.4)
Income tax benefit	1.9	3.4	7.5	11.6

Income (Loss) before cumulative effect of change in accounting principle	12.6	(2.2)	10.4	(11.8)

Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	—	—	(7.9)

Net income (loss)	$12.6	$(2.2)	$10.4	$(19.7)

Income (Loss) per share - Basic
Income (Loss) before cumulative effect of change in accounting principle	$0.17	$(0.03)	$0.14	$(0.16)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.17	$(0.03)	$0.14	$(0.27)

Income (Loss) per share - Diluted
Income (Loss) before cumulative effect of change in accounting principle	$0.16	$(0.03)	$0.14	$(0.16)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.16	$(0.03)	$0.14	$(0.27)

Shares used to calculate income (loss) per share
Basic	75.2	74.6	75.1	74.5

Diluted	82.9	74.6	75.9	74.5

EBIT	$28.8	$3.3	$32.1	$(6.5)
EBITDA	$81.3	$50.8	$135.5	$88.1

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Produced tons sold:
Utility	6.4	7.4	12.8	13.9
Metallurgical	3.1	2.5	5.7	4.9
Industrial	1.1	0.9	2.2	1.9

Total produced tons sold	10.6	10.8	20.7	20.7

Total tons produced	11.1	10.7	21.4	21.1

Produced coal revenue per ton sold
Utility	$30.75	$28.22	$30.62	$28.47
Metallurgical	$48.13	$34.48	$44.92	$34.81
Industrial	$37.95	$33.57	$36.51	$33.37
Produced coal revenue per ton sold	$36.52	$30.14	$35.16	$30.43

Average cash cost per ton	$30.20	$26.97	$29.68	$27.77

Capital expenditures	$89.8	$34.3	$171.1	$51.6
Number of employees	4,786	4,259	4,786	4,259

	June 30, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$224.4	$88.8
Trade and other accounts receivable	148.3	152.6
Inventories	227.2	206.6
Other current assets	209.2	254.5
Net property, plant and equipment	1,574.5	1,480.2
Other noncurrent assets	208.6	194.0

Total assets	$2,592.2	$2,376.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$24.0	$3.7
Other current liabilities	297.4	255.6
Long-term debt	908.2	784.3
Other noncurrent liabilities	592.2	574.2

Total liabilities	1,821.8	1,617.8

Total stockholders’ equity	770.4	758.9

Total liabilities and stockholders’ equity	$2,592.2	$2,376.7

Note 1: The number of shares used to calculate basic earnings (loss) per share is based on the weighted average outstanding shares of Massey during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities currently convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted earnings (loss) per common share in the six months ended June 30, 2004, and the three months and six months ended June 30, 2003 as such inclusion would result in antidilution.

Note 2: EBIT is defined as Income (Loss) before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating cash generated performance before debt expense and its cash flow. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net Income (Loss) to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net income (loss)	$12.6	$(2.2)	$10.4	$(19.7)
Cumulative effect of change in accounting principle, net	—	—	—	7.9

Income (Loss) before cumulative effect of change in accounting principle	12.6	(2.2)	10.4	(11.8)
Income tax benefit	(1.9)	(3.4)	(7.5)	(11.6)
Interest expense, net	18.1	8.9	29.2	16.9

Income (Loss) before interest and taxes	28.8	3.3	32.1	(6.5)
Depreciation, depletion and amortization	52.5	47.5	103.4	94.6
EBITDA	$81.5	$50.8	$135.5	$88.1

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2004		2003		2004		2003
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$431.6	$40.76	$390.1	$36.14	$833.5	$40.19	$774.5	$37.51
Less: Freight and handling costs	35.7	3.37	22.6	$2.09	65.0	3.13	46.6	2.26
Less: Cost of purchased coal revenue	20.4	1.93	26.6	$2.47	43.8	2.11	54.2	2.63
Less: Depreciation, depletion and amortization	52.5	4.95	47.5	$4.40	103.4	4.99	94.6	4.58
Less: Other expense	3.3	0.31	2.3	$0.21	5.7	0.27	5.6	0.27

Average Cash cost	$319.7	$30.20	$291.1	$26.97	$615.6	$29.68	$573.5	$27.77

Note 4: Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Note 5: The Company’s debt is comprised of the following:

	June 30, 2004	December 31, 2003
6.625% senior notes due 2010	$335.0	$360.0
6.95% senior notes due 2007	246.6	283.0
2.25% convertible senior notes due 2024	175.0	—
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	51.4	16.2
Fair value hedge valuation	(7.8)	(3.2)

Total debt	932.2	788.0
Less: short-term debt	24.0	3.7

Total long-term debt	$908.2	$784.3

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	June 30, 2004	December 31, 2003
Long-term debt	$908.2	$784.3
Plus: Short-term debt	24.0	3.7
Less: Cash and cash equivalents	224.4	88.8
Less: Restricted cash	105.0	141.8

Net debt	$602.8	$557.4

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30, 2004	December 31, 2003
Long-term debt	$908.2	$784.3
Plus: Short-term debt	24.0	3.7

Total debt (numerator)	932.2	788.0

Plus: Total stockholders’ equity	770.4	758.9

Book capitalization (denominator)	$1,702.6	$1,546.9

Total debt-to-book capitalization ratio	54.8%	50.9%

Net debt (from Note 6) (numerator)	602.8	557.4
Plus: Total stockholders’ equity	770.4	758.9

Adjusted book capitalization (denominator)	$1,373.2	$1,316.3

Total net debt-to-book capitalization ratio	43.9%	42.3%